Exhibit 21.1

Subsidiaries of the Registrant

RRE Tamarlane Holdings, LLC, a Delaware limited liability company
RRE Bent Oaks Holdings, LLC, a Delaware limited liability company
RRE Cape Cod Holdings, LLC, a Delaware limited liability company
RRE Woodhollow Holdings, LLC, a Delaware limited liability company
RRE Woodland Hills Holdings, LLC, a Delaware limited liability company